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                                       10A

                       Purchase Agreement with Aqua Vision




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                               PURCHASE AGREEMENT

                                     between

                   SEYCHELLE ENVIRONMENTAL TECHNOLOGIES, INC.
                                  ("Purchaser")

                                       and

         The TAM Irrevocable Trust and Select Property Investments, LLC
                            (Collectively "Sellers")





                                JANUARY 31, 1998















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TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----

1.       PURCHASE AND SALE OF ASSETS ...........................................................   1
         1.1      Purchase and Sale of Assets ..................................................   1
         1.2      Assumption of Certain Liabilities ............................................   3
         1.3      Other Liabilities Not Assumed ................................................   3
         1.4      Assignment of Certain Contracts ..............................................   4
         1.5      Instruments of Conveyance, Assumption, or Assignment .........................   5

2.       PURCHASE PRICE ........................................................................   5
         2.1      Purchase Price ...............................................................   5

3.       CLOSING ...............................................................................   6
         3.1      Closing ......................................................................   6

4.       TAXES AND PREPAID ITEMS ...............................................................   6

5.       REPRESENTATIONS AND WARRANTIES OF SELLERS .............................................   6
         5.1      Organization and Authority ...................................................   6
         5.2      Due Authorization; Effect of Transaction .....................................   6
         5.3      Financial Statements .........................................................   7
         5.4      Accounts Receivable ..........................................................   7
         5.5      Liabilities ..................................................................   7
         5.6      Distributions ................................................................   8
         5.7      Subsidiaries .................................................................   8
         5.8      Personal Properties ..........................................................   8
         5.9      Material Contracts and Arrangements ..........................................   9
         5.10     Ordinary Course of Business ..................................................   9
         5.11     Litigation and Compliance with Laws .........................................   11
         5.12     Tax Returns ..................................................................  11
         5.13     Environmental Matters ........................................................  12
         5.14     Trademarks, Trade Secrets, Licenses, Etc .....................................  13
         5.15     Insurance Policies ...........................................................  13
         5.16     Extraordinary Events .........................................................  13
         5.17     Adverse Restrictions .........................................................  14
         5.18     Material Information .........................................................  14
         5.19     Products in Warranty .........................................................  14
         5.20     Certain Transactions .........................................................  14
         5.21     No Governmental Authorizations or Approvals Required .........................  15
         5.22     Continuing Representations ...................................................  15

6.       REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF PURCHASER ..............................  15
         6.1      Due Authorization; Effect of Transaction .....................................  15
         6.2      Continuing Representations ...................................................  15

7.       COVENANTS AND AGREEMENTS ..............................................................  16

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
         7.1      Sellers' Covenants and Agreements Pending Final Delivery of All Documents ....  16

8.       CONDITIONS OF PURCHASER'S OBLIGATIONS .................................................  17
         8.1      No Opposition ................................................................  17
         8.2      Permits, Etc .................................................................  17
         8.3      Insurance ....................................................................  18
         8.4      Representations and Covenants ................................................  18
         8.5      Instruments of Transfer ......................................................  18
         8.6      Tax Waiver ...................................................................  18
         8.7      Tax Allocation ...............................................................  18
         8.8      Solvency Certificate .........................................................  18
         8.9      Diligence ....................................................................  18

9.       CONDITIONS OF SELLERS' OBLIGATIONS ....................................................  19
         9.1      Representations and Covenants ................................................  19
         9.2      No Opposition ................................................................  19

10.      INDEMNIFICATION BY SELLERS ............................................................  19
         10.1     Indemnification ..............................................................  19
         10.2     Notice of Claim ..............................................................  21
         10.3     Set-Off or Reimbursement .....................................................  22

11.      INDEMNIFICATION BY PURCHASER ..........................................................  22
         11.1     Indemnification ..............................................................  22
         11.2     Notice of Claim ..............................................................  23

12.      BULK SALES ACT ........................................................................  24

13.      BROKERAGE FEE .........................................................................  24

14.      AMENDMENTS; WAIVERS ...................................................................  25

15.      ASSIGNMENT; SUCCESSORS AND ASSIGNS ....................................................  25

16.      SEVERABILITY ..........................................................................  25

17.      COUNTERPARTS ..........................................................................  26

18.      SECTION AND OTHER HEADINGS ............................................................  26

19.      NOTICES ...............................................................................  26

19.      GENDER ................................................................................  27

20.      LAW TO GOVERN .........................................................................  27

21.      COURTS ................................................................................  27



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                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "Agreement"), entered into this 31st day of January, 1998 by and between SEYCHELLE ENVIRONMENTAL TECHNOLOGIES, INC, a Nevada corporation ("Purchaser"), and THE TAM IRREVOCABLE TRUST, a California Trust and SELECT PROPERTY INVESTMENTS, LLC, a Nevada Limited Liability Company (collectively, "Sellers");

                          W I T N E S S E T H  T H A T:

         WHEREAS, Purchaser desires to purchase and Sellers desire to sell and convey to Purchaser all of the assets of AQUA VISION INTERNATIONAL, a California sole proprietorship, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, Purchaser is willing to assume certain specified liabilities of Sellers;

         NOW, THEREFORE, in consideration of the agreements of the parties hereto, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       PURCHASE AND SALE OF ASSETS.

         1.1 Purchase and Sale of Assets. At the Closing (as defined in Section
         3), Sellers agree to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from Sellers, for the purchase price hereinafter specified, all of the assets, properties, and business of every kind and description and wherever situated used by Sellers in the operation of AQUA VISION INTERNATIONAL, as more specifically listed in the Schedule of Assets attached hereto (the "Assets"). Without limiting the generality of the foregoing, the Assets to be acquired by Purchaser hereunder shall include:

              (a) All of Sellers' goodwill and business as a going concern relating to the operation of AQUA VISION INTERNATIONAL, including the name "AQUA VISION INTERNATIONAL", or any variation thereof.

              (b) All of Sellers' accounts receivable relating to the operation of AQUA VISION INTERNATIONAL (a recent listing of which is attached hereto), including miscellaneous accounts receivable, and notes receivable or other rights to receive payments, whether arising out of the manufacture, sale, distribution, or use of AQUA VISION INTERNATIONAL'S products, technology, services, or otherwise.



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              (c) All of Sellers' inventories of finished goods,
         work-in-process, raw materials, and other miscellaneous supplies and materials relating to the operation of AQUA VISION INTERNATIONAL (a recent listing of which is attached hereto).

              (d) All of Sellers' prepaid expenses relating to the operation of AQUA VISION INTERNATIONAL (excluding those, if any, pertaining to taxes, to pension or other benefits plans, or to insurance policies that are listed on any Schedule as not to be acquired by Purchaser pursuant to this Agreement).

              (e) All machinery, equipment, tools, molds, motor vehicles, transportation, packing and delivery equipment and supplies, furniture and fixtures of every kind and description owned by Seller or ordered by it and used in the operation of AQUA VISION INTERNATIONAL (a recent listing of which is attached hereto) on or before the Closing Date (as defined in Section 3).

              (f) All of Sellers' right, title, and interest of every kind and description in and to the following assets relating to the operation of AQUA VISION INTERNATIONAL:

                   (i) All of Sellers' rights and privileges under "Assigned
              Contracts" (as defined in Section 1.4) and unfilled purchase and sales orders.

                   (ii) All of Sellers' rights to or under all trademarks,
              service marks, certification marks, United States and foreign trademark registrations and applications, trade names, copyrights, United States and foreign patents and patent applications, if any, relating to the operation of AQUA VISION INTERNATIONAL including international priority rights associated therewith, and all patent and other license, trade secrets, inventions, and royalties and rights to sue for past infringements, including, without limitation, those items listed or otherwise described on the Schedules hereto.

                   (iii) All of Sellers' customer lists, uncollected invoices, credit files, payroll records, schedules of fixed assets, books of account, contracts, sales representation agreements, and sales agency agreements (if any), files, papers, books, records, designs, drawings, specifications and engineering data, and all



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              other public or confidential business records, in each case to the extent related to the operation of AQUA VISION INTERNATIONAL, and to the extent reasonably required for the orderly continuation of the business operations of AQUA VISION INTERNATIONAL (excluding the minute books, stock books or organizational documents, including trust agreements, of Sellers, and any other business records of Sellers unrelated to the operations of AQUA VISION INTERNATIONAL)(collectively, the "Business Records").

              (g) Except as otherwise specified on the Schedules hereto, all of Sellers' causes of action, judgements, claims and demands of whatever nature, memberships, agencies and permits, claims for refunds and rights of offset and credits, to the extent related to the operation of AQUA VISION INTERNATIONAL, and all to the extent that they are assignable by Sellers.

         1.2 Assumption of Certain Liabilities. Purchaser shall assume as of the date of this Agreement those liabilities of Sellers specifically listed on the Schedule of Assumed Liabilities hereto (the "Assumed Liabilities"), and Purchaser shall not assume, incur, guarantee, or be otherwise obligated with respect to any liability whatsoever of Sellers other than as so stated. With respect to any Assumed Liability, such assumption by Purchaser is for the benefit only of the Sellers and shall not expand, increase, broaden, or enlarge the rights or remedies of any other party, nor create in any other party any right against Purchaser that such party would not have against Sellers if this Agreement had not been consummated.

         1.3 Other Liabilities Not Assumed. Purchaser shall not assume any liabilities of Sellers that are not listed on the Schedule of Assumed Liabilities, and, with respect to each Assumed Liability listed on the Schedule of Assumed Liabilities, Purchaser does not assume and shall not have or be under any liability or obligation over and above any amount, or after the occurrence of any limitation or expiration date, of such liability or obligation stated on such schedule. Without limiting the generality of the foregoing and except as otherwise provided on the Schedule of Assumed Liabilities, the Assumed Liabilities will not include, and Purchaser shall not assume under this Agreement, any of the following obligations or liabilities of Sellers:

              (a) Any cost, expense, or tax liability of Sellers arising from or growing out of the sale provided for by this Agreement.



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              (b) Any debt, obligation, or liability to any person or any entity owned or controlled in whole or in part by Sellers under any sales, representation, or similar agreement not identified as an Assigned Contract (as defined below).

              (c) Any debt, liability, or obligation of Sellers (or costs and expenses in connection therewith) to the extent that such debt, liability, or obligation is actually satisfied or paid on behalf of Sellers by an insurer or insurers under a policy issued to such Sellers.

              (d) Any liability or obligation arising from any violation by Sellers or by their employees or agents of any statute (or rule or regulation thereunder) or executive regulation of the United States or any State or any political subdivision or agency thereof or any statutes (or rule or regulation thereunder) or executive, administrative, or quasi-judicial regulation of any foreign government.

              (e) Any liability or obligation whose existence violates or is contrary to any representation or warranty of Sellers.

              (f) Federal and other domestic or foreign income tax or other tax liabilities known or unknown, existing, or arising from operations prior to the Closing.

              (g) Any liability or obligation for or arising under any claim for workers' compensation or for any tort, breach of any legal duty, breach or violation of any contract or violation or breach of any law, statute, ordinance, rule, regulation, injunction, or decree, or any liability or obligation for any "product liability" or other claim connected in any manner with any products, events, or activities produced or taking place prior to the Closing.

         1.4 Assignment of Certain Contracts. At the Closing, Purchaser shall succeed to the rights and privileges of Sellers, and shall assume the express obligations of Sellers performable after the Closing pursuant to those leases, insurance policies, contracts, and other agreements, and only those leases, insurance policies, contracts, and other agreements of Sellers that are listed as "Assigned Contracts" on the Disclosure Schedule hereto ("Assigned Contracts") as and in the form of the copies thereof (or, if oral, as and in the form of the written statements of the terms thereof) furnished or made available to Purchaser pursuant to Sections



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         5.9, 5.11, 5.12, and 5.18 hereto. Without limiting the generality of the foregoing, Purchaser shall not assume and shall have no liability with respect to any obligations of Sellers under any Assigned Contract
         (a) required therein to be performed by Sellers at or prior to the Closing or (b) arising out of any breach thereof not included in the copies (or written statements of the terms) of such Assigned Contracts delivered or made available to Purchaser pursuant hereto.

         1.5 Instruments of Conveyance, Assumption, or Assignment. The sale, conveyance, transfer, assignment, and delivery of the Assets, the Assigned Contracts and the assumption of the Assumed Liabilities, as herein provided, shall be effected by bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers, or other instruments in such reasonable and customary form as shall be requested by Purchaser, and Sellers shall at any time and from time to time after the Closing, upon reasonable request, execute, acknowledge, and deliver such additional bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers, or other instruments and take such other actions as may be reasonably required to effectuate the transactions contemplated by this Agreement.

2.       PURCHASE PRICE.

         2.1 Purchase Price. In consideration for the sale, conveyance, transfer, and delivery of the Assets and the Assigned Contracts and upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall pay to Sellers the "Purchase Price", which shall be a cash payment of Nine Million Five Hundred Thousand Dollars($9,500,000), of which the sum of One Hundred Twenty-Five Thousand Dollars ($125,000) has already been paid. A payment of Six Million Eight Hundred Seventy-Five Thousand ($6,875,000) shall be paid in cash or certified funds at the Closing specified in Section 3 below. The remaining Two Million Five Hundred Thousand Dollars ($2,500,000) shall be due and payable in cash or certified funds as follows: One Million Dollars ($1,000,000) will be paid within sixty (60) days of the Closing specified in Section 3 below. An additional Five Hundred Thousand Dollars ($500,000) will be paid thereafter within each succeeding sixty (60) day period until the Purchase Price has been paid in full. The said payments under this paragraph shall be paid as follows: The TAM Irrevocable Trust, a California trust (60%); and Select Property Investments, LLC, a Nevada Limited Liability Company (40%).



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3.       CLOSING.

         3.1 Closing. The closing of the sale and purchase (the "Closing") shall take place at the offices of the Purchaser, as of January 31, 1998(the "Closing Date"). At or after the Closing, Sellers shall deliver to Purchaser such bills of sale, endorsements, assignments, deeds, drafts, checks, stock powers, or other instruments as shall be effective to vest in Purchaser good and marketable title to the Assets subject to no liens, encumbrances, or rights in any other party whatsoever, except as are described in the Disclosure Schedule.

4.       TAXES AND PREPAID ITEMS.

         Except as otherwise provided herein, Sellers will pay all sales, use, franchise, and other taxes and charges, including, without limitation, ad valorem, or other taxes which may become payable in connection with the sale of the Assets pursuant to the terms of this Agreement, and any and all other taxes and charges accruing out of the operation of Sellers' businesses prior to the Closing Date.

5.       REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers hereby represent and warrant, covenant and agree that:

         5.1 Organization and Authority. Aqua Vision International is a sole proprietorship duly organized, validly existing, and in good standing under the laws of its jurisdiction of operation and is duly qualified and in good standing in each other jurisdiction in which it owns or leases properties, conducts operations, or maintains a stock of goods, with full power and authority to carry on the business in which it is engaged (a true and correct list of each such jurisdiction is set forth in the Disclosure Schedule) and to execute and deliver and carry out the transactions contemplated by this Agreement.

         5.2 Due Authorization; Effect of Transaction. No provisions of any agreement, instrument, or understanding, or any judgment, decree, rule, or regulation, to which Aqua Vision International is a party or by which it is bound, has been or will be violated by the execution and delivery by Sellers of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite authorizations for such execution, delivery, performance, and satisfaction have been duly obtained. Upon execution and delivery, this



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         Agreement will be a legal, valid, and binding obligation of Sellers, enforceable in accordance with its terms.

         5.3 Financial Statements. Except as set forth on the Disclosure Schedule, Sellers have delivered to Purchaser the balance sheet of Aqua Vision International as at the close of its fiscal year for the year ending December 31, 1997, together with related consolidated statements of operations, consolidated statements of changes in owner's equity, and consolidated statements of cash flows for the year then ended. The financial statements specified above, including in each case the notes to such financial statements, are hereinafter sometimes collectively referred to as the "Financial Statements." All of the Financial Statements are true, correct, and complete, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods (except as set forth in such notes or statements) and fairly present the financial condition of Aqua Vision International and the results of its operations as at the dates thereof and throughout the periods covered thereby. The Financial Statements reflect or provide for all claims against, and all debts and liabilities of, Aqua Vision International, fixed or contingent, as at the dates thereof, and there has not been any change between the date of the most recent Financial Statements and the date of this Agreement that has materially or adversely affected the business or properties or condition or prospects, financial or other, or results of operations of Aqua Vision International, and no fact or condition exists or is contemplated or threatened, which might cause any such change at any time in the future.

         5.4 Accounts Receivable. Subject to the bad debt reserve shown in the Financial Statements, all customer and trade notes and accounts receivable owned by Aqua Vision International on the date of the most recent balance sheet included in the Financial Statements are fully collectible in the aggregate, to the extent of the aggregate face value thereof as indicated on such balance sheet.

         5.5 Liabilities. Aqua Vision International has no liabilities of any nature, whether absolute, contingent, or otherwise, except as set forth in the most recent balance sheet included in the Financial Statements, other than liabilities subsequently incurred in the ordinary course of business. Aqua Vision International is not in breach or default or in arrears in respect of the terms or conditions of any such liabilities and no waiver or forbearance has been granted by any holder of any such liability with respect to



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         any such liability. All liabilities of Aqua Vision International, other than the Assumed Liabilities, will be paid in full on or before the Closing Date.

         5.6 Distributions. From the end of their most recent fiscal year to the date hereof Sellers have not made any distribution whatsoever, either in cash or other property with respect to Aqua Vision International.

         5.7 Subsidiaries. Aqua Vision International does not own, directly or indirectly, any of the capital stock of any corporation, association, trust or similar entity, any interest in the equity of any partnership or similar entity, any share in any joint venture, or any other equity or proprietary interest in any entity or enterprise, however organized and however such interest may be denominated or evidenced.

         5.8 Personal Properties. Sellers own and have good and marketable title to all the tangible and intangible personal property and assets, other than the leaseholds referred to in the Disclosure Schedule, reflected upon the most recent balance sheet included in the Financial Statements or used by Sellers in the business of AQUA VISION INTERNATIONAL if not so reflected, free and clear of all mortgages, liens, encumbrances, equities, claims, and obligations to other persons, of whatever kind and character, except as set forth in the Disclosure Schedule. The Disclosure Schedule contains an identification of certain major items of fixed assets and machinery and equipment. None of the fixed assets and machinery and equipment is subject to contracts of sale, and none is held by Sellers as lessee or as conditional sales vendee under any lease or conditional sales contract and none is subject to any title retention agreement, except as set forth in the Disclosure Schedule. The fixed assets and machinery and equipment, taken as a whole, are in a state of good repair and maintenance and are in good operating condition; inventory is up to normal commercial standards and no inventory that is obsolete or unmarketable is reflected in the most recent balance sheets included in the Financial Statements. All items included in such inventory are covered on the books of Aqua Vision International, and are valued on the Financial Statements at the lower of cost or market and, in any event, at not greater than their net realizable value, on an item by item basis. Upon the sale, assignment, transfer, and delivery of the Assets to Purchaser hereunder, there will be vested in Purchaser good and marketable title to the tangible and intangible personal property constituting a



                                     Page 8
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         part thereof, free and clear of all mortgages, liens, encumbrances, equities, claims, and obligations to other persons, of whatever kind and character, except for the rights of third persons arising under contracts for the sale of inventory in the ordinary course of business, each of which is listed in the Disclosure Schedule.

         5.9 Material Contracts and Arrangements. Except as set forth in the Disclosure Schedule, Sellers have no contract or arrangement, including, without limitation, any commitments or obligations, contingent or otherwise, under any contract or arrangement (i) for the purchase or sale of inventory in excess of $1,000 in any one instance,
         (ii) for the purchase or sale of supplies, services or other items in excess of $500 in any one instance, (iii) for the purchase, sale or lease of any equipment or machinery, (iv) for the performance of service for others in excess of $500 in any one instance, or (v) extending beyond January 15, 1998. All contracts of less than $500 do not in the aggregate exceed $5,000, Each of such contracts and arrangements is valid, binding, subsisting, and enforceable in accordance with its terms and Sellers have performed all obligations required to be performed under any such contract or arrangement and are not in breach or default or in arrears in any material respect or in any other respect that would permit the other party to cancel such contract or arrangement under the terms thereof. To the best knowledge of Sellers after due inquiry, each of the contracts, if any, set forth in the Disclosure Schedule calling for the performance of services or the sale of inventory can be satisfied or performed by Sellers without any loss to them.

         5.10 Ordinary Course of Business. Sellers, from the date of the balance sheet of Aqua Vision International contained in the most recent Financial Statements to the date hereof,

              (a) have operated the business of Aqua Vision International in the normal, usual, and customary manner and in the ordinary and regular course of business;

              (b) have not sold or otherwise disposed of any of the properties or assets of Aqua Vision International, other than inventory sold in the ordinary course of business;

              (c) except in each case in the ordinary course of business,

                   (i) have not amended or terminated any outstanding lease,
              contract, or agreement,



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
                   (ii) have not incurred any obligations or liabilities (fixed, contingent, or other), and

                   (iii) have not entered any commitments;

              (d) have not made any transactions outside the ordinary course of business in the inventory of Aqua Vision International or any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

              (e) have not discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) of Aqua Vision International other than current liabilities or obligations under contracts then existing or thereafter entered into in the ordinary course of business, and commitments under leases existing on that date or incurred since that date in the ordinary course of business;

              (f) have not mortgaged, pledged, or subjected to lien or any other encumbrances, any of Aqua Vision International's assets, tangible or intangible;

              (g) have not sold or transferred any tangible asset or canceled any debts or claims of Aqua Vision International except in each case in the ordinary course of business;

              (h) have not sold, assigned, or transferred any patents, trademarks, trade names, trade secrets, copyrights, or other intangible assets of Aqua Vision International;

              (i) have not suffered any material damage, destruction, or loss (whether or not covered by insurance) or any acquisition or taking of property of Aqua Vision International by any governmental authority;

              (j) have not waived any rights of Aqua Vision International that individually or in the aggregate exceed $1,000;

              (k) have not experienced any organized work stoppage or industrial action of Aqua Vision International; or

              (l) have not entered into any other transaction or transactions that individually or in the aggregate are material to the business of Aqua Vision International, other than in the ordinary course of business.



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         5.11 Litigation and Compliance with Laws. The Disclosure Schedule contains a brief description of all litigation or legal or other actions, suits, proceedings, or investigations, at law or in equity or admiralty, or before any federal, state, municipal, or other governmental department (including, without limitation, the National Labor Relations Board), commission, board, agency, or instrumentality, domestic or foreign, in which Sellers, as the owners of Aqua Vision International, are engaged, or, to the knowledge and belief of Sellers, with which Aqua Vision International is threatened in connection with the business or affairs or properties or assets of Aqua Vision International. Aqua Vision International is and at all times since its inception has been in compliance with all laws and governmental rules and regulations, domestic and foreign, and all requirements of insurance carriers, applicable to its business or affairs or properties or assets, including, without limitation, those relating to environmental protection, water or air pollution, and similar matters.

         5.12 Tax Returns. Sellers have filed, in accordance with applicable law, all federal, state, county, and local income and franchise tax returns and all real and personal property tax returns that are required to be filed for Aqua Vision International, and the provision for taxes shown on the most recent balance sheet included in the Financial Statements is sufficient to satisfy all taxes of any kind of Aqua Vision International, including interest and penalties in respect thereof, whether disputed or not, and whether accrued, due, absolute, deferred, contingent, or other for all periods ended on or prior to the date of such balance sheet. As of the date hereof no tax liabilities have been assessed or proposed that remain unpaid, and Sellers have not caused Aqua Vision International to sign any extension agreement with the Internal Revenue Service or any state or local taxing authority. Sellers have paid all taxes regarding Aqua Vision International that have become due pursuant to such returns and have paid all installments of estimated taxes due. All taxes and other assessments and levies that Sellers are required by law for the benefit of Aqua Vision International to withhold or to collect have been duly withheld and collected, and have been paid over to the proper governmental authorities to the extent due and payable. From the end of its most recent fiscal year to the date hereof Sellers have not made any payment of or on account of any federal, state, or local income, franchise, or any real or personal property taxes regarding Aqua Vision International, except as set forth in the Disclosure Schedule. Sellers are not aware of any basis upon which any assessment for a material amount of additional federal income taxes could be made. The information shown on the federal income tax returns of Aqua Vision International heretofore delivered to Purchaser is true, accurate, and complete and fairly presents the information purported to be shown.

         5.13 Environmental Matters. Without limiting the generality of this
         Section 5.13:

                  (i) Sellers are in compliance in all material respects with all applicable Environmental Laws (as such term is defined in Exhibit A hereto);

                  (ii) Sellers have obtained all material permits and approvals required under Environmental Laws, including, without limitation, all material environmental, health and safety permits, licenses, approvals, authorizations, variances, agreements, and waivers of federal, state, and local governmental authorities ("Permits") necessary for the conduct of the business and the operation of the facilities of Aqua Vision International, and all such Permits are in good standing and Sellers are in compliance with all terms and conditions of such Permits;

                  (iii) Neither Sellers nor any of their currently or previously owned or leased property utilized in the operation of AQUA VISION INTERNATIONAL has been named as a potentially responsible party or is subject to any outstanding written order from or agreement with any federal, state, or local governmental authority or other person or is subject to any judicial or docketed administrative proceeding respecting (x) Environmental Laws, (y) Remedial Action (as such term is defined in Exhibit A hereto), or (z) any material Environmental Liabilities and Costs (as such term is defined in Exhibit A hereto);

                  (iv) Except as set forth on the Disclosure Schedule, there are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of Sellers related to the operation of AQUA VISION INTERNATIONAL that may give rise to Environmental Liabilities and Costs.

                  (v) Sellers have not received any notice or claim to related to the operation of AQUA VISION INTERNATIONAL to the effect that they are or are reasonably expected to be liable to any person as a result of a Release (as such term is defined in Exhibit A hereto) or threatened Release or any notice letter or request for information under CERCLA (as such term is defined in Exhibit A hereto); and

                  (vi) No Environmental Lien (as such term is defined in Exhibit A hereto) and no unrecorded Environmental Lien of which Sellers have notice has attached to any property of Seller which relates to Aqua Vision International.

         5.14 Trademarks, Trade Secrets, Licenses, Etc. The Disclosure Schedule sets forth all of the trademarks, trade secrets, trade names, service marks, patents, copyrights, registrations, or applications with respect thereto, and licenses or rights under them owned, used, or intended to be acquired or used by Sellers in the business of Aqua Vision International, and, to the extent indicated in the Disclosure Schedule, they have been duly registered in such offices as are indicated therein. Sellers are the sole and exclusive owners of the trademarks, trade secrets, trade names, service marks, and copyrights, the holders of the full record title to the trademark registrations and the sole owner of the inventions covered by the patents and patent applications, all as set forth in the Disclosure Schedule; Sellers have the sole and exclusive right, to the extent listed in the Disclosure Schedule, to use such trademarks, trade secrets, trade names, service marks, patents and copyrights, and, except to the extent set forth on the Disclosure Schedule, all of them are free and clear of any mortgages, liens, encumbrances, equities, licenses, claims, and obligations to other persons of whatever kind and character.

         5.15 Insurance Policies. The insurance policies listed and described briefly in the Disclosure Schedule constitute all of the policies in force and effect in respect of the business, properties and assets, including, without limitation, insurance on personnel, of Aqua Vision International. Sellers are not in default under any such policy. The insurance policies so listed and identified are sufficient in nature, scope, and amounts to insure adequately (and, in any event, in amounts sufficient to prevent Sellers from becoming a co-insurer within the terms of such policies) the business, properties, and assets of Aqua Vision International. Sellers have not been refused insurance by any insurance carrier to which they have applied for insurance on behalf of Aqua Vision International.

         5.16 Extraordinary Events. From the end of its most recent fiscal year to the date hereof, neither the business nor properties nor condition, financial or other, nor results of operations of Aqua Vision International have been materially and adversely affected in any way as the result of any fire, explosion, accident, casualty, labor disturbance, requisition, or taking of property by any governmental body or agency, flood, embargo, or Act of God or the public enemy, or cessation, interruption, or diminution of operations, whether or not covered by insurance.

         5.17 Adverse Restrictions. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are not events that of themselves or with the giving of notice or the passage of time or both, could constitute, on the part of Sellers, a violation of or conflict with or result in any breach of, or default under the terms, conditions, or provisions of, any judgment, law, or regulation, or any agreement or instrument to which Sellers are a party or by which they are bound, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever on the property or assets of Aqua Vision International and no such event of itself or with the giving of notice or the passage of time or both will result in the acceleration of the due date of any obligation of Sellers as it relates to Aqua Vision International.

         5.18 Material Information. Neither the Financial Statements nor this Agreement (including the Schedules and Exhibits hereto) nor any certificate or other information or document furnished or to be furnished by Sellers to Purchaser contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

         5.19 Products in Warranty. Attached as part of the Disclosure Schedule are true and correct copies of Aqua Vision International's standard warranty agreements used in connection with its business operations. Aqua Vision International's standard warranty agreements apply to each product in warranty except as otherwise indicated on the Disclosure Schedule. Sellers are not in violation in any material respect of any such warranty agreement.

         5.20 Certain Transactions. Sellers are not presently parties to any transaction with Aqua Vision International, including, without limitation, any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from Sellers, any member of Sellers' family or any corporation, partnership, trust, or other entity in which Sellers have a substantial interest or are an officer, director, trustee, or partner.

         5.21 No Governmental Authorizations or Approvals Required. No authorization or approval of, or filing with, any governmental agency, authority, or other body will be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         5.22 Continuing Representations. The representations and warranties of Sellers herein contained (a) relating to non-tax matters shall survive the Closing for a period of three (3) years and (b) relating to tax matters shall survive the Closing for the applicable statute of limitations.

6.       REPRESENTATIONS, WARRANTIES, AND AGREEMENTS OF PURCHASER.

         6.1 Due Authorization; Effect of Transaction. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of operation and is duly qualified and in good standing in each other jurisdiction in which it owns or leases properties, conducts operations, or maintains a stock of goods, with full power and authority to carry on the business in which it is engaged (a true and correct list of each such jurisdiction is set forth in the Disclosure Schedule) and to execute and deliver and carry out the transactions contemplated by this Agreement. No provision of Purchaser's Certificate of Incorporation or By-Laws, or of any agreement, instrument, or understanding, or any judgment, decree, rule, or regulation, to which Purchaser is a party or by which it is bound, has been, or will be violated by the execution by Purchaser of this Agreement or the performance or satisfaction of any agreement or condition herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations, including all necessary governmental authorizations, for such execution, delivery, performance, and satisfaction have been duly obtained. Upon execution and delivery, this Agreement will be a legal, valid, and binding obligation of Purchaser, enforceable in accordance with its terms. Purchaser is not in default in the performance, observance, or fulfillment of any of the terms or conditions of its Certificate of Incorporation or By-Laws.

         6.2 Continuing Representations. The representations and warranties of Purchaser herein contained (a) relating to non-tax matters shall survive the Closing for a period of three
         (3) years and (b) relating to tax matters shall survive the Closing for the applicable statute of limitations.

7.       COVENANTS AND AGREEMENTS.

         7.1 Sellers, Covenants and Agreements Pending Final Delivery of All Documents. Sellers, from the Closing Date until the date upon which all documents have been delivered and all requirements under this Agreement have been performed,

                  (a) will operate the business of Aqua Vision International in the normal, usual, and customary manner in the ordinary and regular course of business;

                  (b) will not sell or otherwise dispose of any of the properties or assets related to the operation of AQUA VISION INTERNATIONAL, other than inventory of finished goods sold in the ordinary course of business;

                  (c) except in each case in the ordinary course of business,

                           (i) will not amend or terminate any outstanding
                  lease, contract, or agreement related to the operation of AQUA VISION INTERNATIONAL,

                           (ii) will not incur any obligations or liabilities
                  (fixed, contingent, or other) related to the operation of AQUA VISION INTERNATIONAL, and

                           (iii) will not enter into any commitments related to
                  the operation of AQUA VISION INTERNATIONAL;

                  (d) will not make any unusual transactions in its inventory or any additions to its property or any purchases of machinery or equipment, except for normal maintenance and replacements;

                  (e) will not discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than current liabilities or obligations under contracts now existing or hereafter entered into in the ordinary course of business, and commitments under leases now existing;

                  (f) will not mortgage, pledge, or subject to lien or any other encumbrances, any of its assets, tangible or intangible unless such mortgage, pledge, lien, or encumbrance is discharged before the Closing;

                  (g) will not sell or transfer any tangible asset or cancel any debts or claims except in each case in the ordinary course of business;

                  (h) will not sell, assign, or transfer any patents, trademarks, trade names, trade secrets, copyrights, or other intangible assets;

                  (i) will not increase the compensation payable or to become payable to any of its employees or agents;

                  (j) will not suffer any material damage, destruction, or loss (whether or not covered by insurance) or any acquisition or taking of property by any governmental authority;

                  (k) will not waive any rights of substantial value; or

                  (l) will not enter into any other transaction or transactions that individually or in the aggregate are material to the business of Aqua Vision International.

8.       CONDITIONS OF PURCHASER'S OBLIGATIONS.

         The obligations of Purchaser hereunder are subject to the fulfillment to the reasonable satisfaction of the Purchaser, prior to or at the Closing, of each of the following conditions:

         8.1 No Opposition. No suit, action, or proceeding shall be pending or threatened at any time prior to or on the Closing Date before or by any court or governmental body (a) seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; or (b) that might materially and adversely affect the business or properties or condition, financial or other, or results of operations of Sellers.

         8.2 Permits, Etc. Sellers shall have assigned to Purchaser, or Purchaser shall have obtained, all such permits, licenses, approvals, authorizations, variances, agreements, and warranties from federal, state, and local governmental authorities related to the operation of Aqua Vision International, which Purchaser shall, in the exercise of its sole discretion, deem necessary or desirable for the operation by Purchaser of the businesses of Aqua Vision International after the Closing.

         8.3 Insurance. Sellers shall have obtained appropriate binders or consents as to policies of insurance to be assigned to Purchaser hereunder.

         8.4 Representations and Covenants. The representations and warranties of Sellers contained in this Agreement or otherwise made in writing by it or him or on his behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date; each and all of the covenants, agreements, and conditions to be performed or satisfied by Sellers hereunder at or prior to the Closing Date shall have been duly performed or satisfied; and Sellers shall have furnished Purchaser with such certificates and other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements, and conditions as Purchaser shall have reasonably requested.

         8.5 Instruments of Transfer. Sellers shall have delivered to Purchaser bills of sale, assignments, deeds, stock powers, and other instruments of transfer and assignment in accordance with the provisions hereof, transferring to Purchaser all of Sellers' right, title, and interest in and to the Assets, including the Assigned Contracts, to be transferred, sold, assigned, and conveyed by Sellers to Purchaser pursuant to the provisions of this Agreement.

         8.6 Tax Waiver. Sellers, if applicable, shall have received copies of a waiver of lien certificate from the appropriate tax authorities of all applicable jurisdictions (other than the U.S. Internal Revenue Service).

         8.7 Tax Allocation. Sellers and Purchaser shall have finalized tax allocation as of December 31, 1997.

         8.8 Solvency Certificate. Sellers shall have delivered a solvency certificate, dated the Closing Date, (in form and substance satisfactory to Purchaser) signed by the appropriate representative of Sellers.

         8.9 Diligence. Purchaser shall have completed its diligence review of the business, properties, assets, and liabilities of Sellers to the extent related to the operation of AQUA VISION

         INTERNATIONAL, with results satisfactory to Purchaser.

9.       CONDITIONS OF SELLERS OBLIGATIONS.

         The obligations of Sellers hereunder are subject to the fulfillment to the reasonable satisfaction of Sellers prior to or at the Closing of each of the following conditions:

         9.1 Representations and Covenants. The representations and warranties of Purchaser contained in this Agreement or otherwise made in writing by it or on its behalf pursuant hereto or otherwise made in connection with the transactions contemplated hereby shall be true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date; each of the covenants, agreements, and conditions to be performed or satisfied by Purchaser hereunder at or prior to the Closing Date shall have been duly performed or satisfied; and Purchaser shall have furnished Sellers with such certificates or other documents evidencing the truth of such representations and warranties and the performance and satisfaction of such covenants, agreements, and conditions as Sellers shall have reasonably requested.

         9.2 No Opposition. No suit, action, or proceeding shall be pending or threatened on the Closing Date before or by any court or governmental authority seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

10.      INDEMNIFICATION BY SELLERS.

         10.1 Indemnification.

                  (a) Sellers hereby agree to indemnify, defend, and hold Purchaser and its shareholders (collectively with Purchaser, the "Purchasing Parties") harmless from and against the amount of any actual (or potential in the case of any litigation or claims by any person not a party to this Agreement) damage, loss, cost, or expense (including reasonable attorneys' fees and settlement costs) to Purchasing Parties("Loss") occasioned or caused by, resulting from, or arising out of:

                           (i) Any failure by Sellers to perform, abide by, or
                  fulfill any of the agreements, covenants, or obligations set forth in or entered into, in connection with this Agreement to be so performed or fulfilled by Sellers.

                           (ii) Any material inaccuracy in or breach of any of
                  the representations or warranties of Sellers set forth in this Agreement, or any certificate or Schedule or other writing furnished pursuant hereto.

                           (iii) Any failure on the part of Purchaser to
                  withhold from the Purchase Price any amount due by Sellers to any governmental authority or other person that results in a loss to Purchaser.

                           (iv) Any claim, known or unknown, arising out of or
                  by virtue of or based upon any liability or obligation of Sellers that is not an Assumed Liability.

                           (v) Any claim, known or unknown, arising out of or by
                  virtue of or based upon any contract or agreement of Sellers that (I) is not an Assigned Contract, or (ii) is connected with any breach by Sellers of an Assigned Contract or any failure by Sellers to have performed any obligation or satisfied any liability thereunder to the extent required to be performed or satisfied at or prior to the Closing, or (iii) is not set forth (or described) in writing and furnished or made available to Purchasing Parties pursuant hereto.

                           (vi) Any liability or obligation for any tort or any
                  breach or violation of any contractual, quasi-contractual, legal, fiduciary, or equitable duty by Sellers, whether before, at, or after the Closing.

                  The amount of any Loss shall be the amount of cash reimbursement or set-off that, when received by the Purchasing Party or Purchasing Parties incurring such loss, shall place such Purchasing Party or Purchasing Parties in the same financial position it or they would have been in if such Loss has not occurred. Sellers' liability under this paragraph shall not however, exceed the aggregate amount of $2,500,000. Notwithstanding any other provision of this agreement, the Sellers shall not be liable to the Purchasing Parties on any warranty, representation, or covenant made by Sellers in this agreement, or under any of their indemnities in this agreement, regarding any single claim, loss, expense, obligation, or other liability that does not exceed $50,000; provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations, and liabilities not exceeding $50,000 each reaches $50,000, the Sellers shall, subject to the above limitation on their maximum aggregate liability, thereafter be liable in full for all those breaches and indemnities and regarding all those claims, losses, expenses, obligations, and liabilities.

         10.2 Notice of Claim. Purchasing Parties shall give prompt written notice to Sellers of any claim (actual or threatened) or other event that in the judgment of either Purchasing Party might result or has resulted in a Loss by a Purchasing Party hereunder, and Sellers shall have the right to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Sellers, who shall conduct the defense of such claim (actual, threatened, or asserted) or litigation, shall be reasonably satisfactory to the Purchasing Parties, and Purchasing Parties may participate in such defense at their expense, and provided, further, that the omission by Purchasing Parties to give notice as provided herein shall not relieve Sellers of their obligations hereunder except to the extent that the omission results in a failure of actual notice to the Sellers, and Sellers are damaged solely as a result of the failure to give notice. Sellers, in the defense of any such claim or litigation, shall not, except with the consent of each Purchasing Party, consent to the entry of any judgment or decree or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to Purchasing Parties of a release from all liability in respect to such claim or litigation, and Sellers shall not have liability with respect to any payment made by a Purchasing Party in connection with the settlement, satisfaction, or compromise of any claim unless the Sellers shall have approved thereof in advance in writing, which approval shall not unreasonably be withheld or delayed. If the Purchasing Parties shall not have received notice that the Sellers shall assume the defense of such claim within twenty (20) days after the notice is sent to the Sellers of the existence of such claim, the Purchasing Parties shall be free to proceed with the defense of such claim. Each such notice shall be accompanied (or followed as promptly as is reasonably practicable after the amount of such Loss becomes determinable) by a certificate signed by the President of Purchaser and setting forth in reasonable detail the calculation of the amount of such Loss in accordance with the provisions hereof, and accompanied by copies of all relevant documents and records. The omission to give such notice or provide such certificate by Purchasing Parties shall not relieve Sellers of their obligation under this Section 10.2 except to the extent such omission results in a failure of actual notice to the Sellers, and Sellers are damaged solely by such failure to give notice. No Loss shall be considered to have occurred with respect to any payment made by any Purchasing Parties in settlement, satisfaction, or compromise of any claim unless the Sellers shall have approved thereof in advance and in writing.

         10.3 Set-Off or Reimbursement. Purchasing Parties shall have the right to set-off against the payment of the Purchase Price payable by Purchaser as provided for herein (or, if such amounts have theretofore been paid, then to receive prompt reimbursement from Sellers of an amount equal to) the amount of all Losses incurred by Purchasing Parties. Purchasing Parties shall deliver to Sellers a written notice explaining the nature and amount of each such set-off or required reimbursement as promptly as is reasonably practicable after Purchasing Parties shall have determined to make such set-off or to require such reimbursement. Purchasing Parties may make such set-offs or require such reimbursements in any order they choose.

11.      INDEMNIFICATION BY PURCHASER.

         11.1 Indemnification.

                  (a) Purchaser hereby agrees to indemnify, defend, and hold Sellers and its owners (collectively with Sellers, the "Selling Parties") harmless from and against the amount of any actual (or potential in the case of any litigation or claims by any person not a party to this Agreement) damage, loss, cost, or expense (including reasonable attorneys' fees and settlement costs) to Selling Parties("Loss") occasioned or caused by, resulting from, or arising out of:

                           (i) Any failure by Purchaser to perform, abide by, or
                  fulfill any of the agreements, covenants, or obligations set forth in or entered into, in connection with this Agreement to be so performed or fulfilled by Purchaser.

                           (ii) Any material inaccuracy in or breach of any of
                  the representations or warranties of Purchaser set forth in this Agreement, or any certificate or Schedule or other writing furnished pursuant hereto.

                           (iii) Any liability or obligation for any tort or any
                  breach or violation of any contractual, quasi-contractual, legal, fiduciary, or equitable duty by Purchaser, whether before, at, or after the Closing.

                  The amount of any Loss shall be the amount of cash reimbursement that, when received by the Selling Parties incurring such loss, shall place such Selling Parties in the same financial position it or they would have been in if such Loss has not occurred. Notwithstanding any other provision of this agreement, Purchaser shall not be liable to the Selling Parties on any warranty, representation, or covenant made by Purchaser in this agreement, or under any of its indemnities in this agreement, regarding any single claim, loss, expense, obligation, or other liability that does not exceed $50,000; provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations, and liabilities not exceeding $50,000 each reaches $50,000, the Purchaser shall, subject to the above limitation on its maximum aggregate liability, thereafter be liable in full for all those breaches and indemnities and regarding all those claims, losses, expenses, obligations, and liabilities.

         11.2 Notice of Claim. Selling Parties shall give prompt written notice to Purchaser of any claim (actual or threatened) or other event that in the judgment of any Selling Party might result or has resulted in a Loss by a Selling Party hereunder, and Purchaser shall have the right to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Purchaser, who shall conduct the defense of such claim (actual, threatened, or asserted) or litigation, shall be reasonably satisfactory to the Selling Parties, and Selling Parties may participate in such defense at their expense, and provided, further, that the omission by Selling Parties to give notice as provided herein shall not relieve Purchaser of its obligations hereunder except to the extent that the omission results in a failure of actual notice to the Purchaser, and Purchaser is damaged solely as a result of the failure to give notice. Purchaser, in the defense of any such claim or litigation, shall not, except with the consent of each Selling Party, consent to the entry of any judgment or decree or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to Selling Parties of a release from all liability in respect to such claim or litigation, and Purchaser shall not have liability with respect to any payment made by a Selling Party in connection with the settlement, satisfaction, or compromise of any claim unless the Purchaser shall have approved thereof in advance in writing, which approval shall not unreasonably be withheld or delayed. If the Selling Parties shall not have received notice that the Purchaser shall assume the defense of such claim within twenty (20) days after the notice is sent to the Purchaser of the existence of such claim, the Selling Parties shall be free to proceed with the defense of such claim. Each such notice shall be accompanied (or followed as promptly as is reasonably practicable after the amount of such Loss becomes determinable) by a certificate signed by the President of Purchaser and setting forth in reasonable detail the calculation of the amount of such Loss in accordance with the provisions hereof, and accompanied by copies of all relevant documents and records. The omission to give such notice or provide such certificate by Selling Parties shall not relieve Purchaser of their obligation under this Section 11.2 except to the extent such omission results in a failure of actual notice to the Purchaser, and Purchaser are damaged solely by such failure to give notice. No Loss shall be considered to have occurred with respect to any payment made by any Selling Parties in settlement, satisfaction, or compromise of any claim unless the Purchaser shall have approved thereof in advance and in writing.

12.      BULK SALES ACT.

         The Purchaser and the Sellers both acknowledge that, in effecting the transactions contemplated hereby, neither the Purchaser nor the Sellers have taken any steps to comply with the California Bulk Sales Law. Notwithstanding the foregoing, the Sellers covenant and agree to pay and discharge promptly and when due, and in all respects to defend the Purchaser against, all claims of creditors (other than the Assumed Liabilities) that are asserted against the Purchaser by reason of noncompliance with this Bulk Sales Law. The Sellers hereby agree to defend and to indemnify and hold the Purchaser harmless from, against, and in respect of (and shall on receipt of evidence of loss, liability, or damage reimburse the Purchaser for) any loss, liability, damage, cost, or expense, including, without limitation, reasonable attorneys' fees (other than the Assumed Liabilities), suffered or incurred by the Purchaser by reason of any failure of the Sellers to pay or discharge any such claim promptly and when due or the failure of the parties to comply with the Bulk Sales Law.

13.      BROKERAGE FEE.

         Sellers and Purchaser each represent that no broker has been involved in this transaction and each party agrees to indemnify and hold the others harmless from payment of any brokerage fee, finder's fee, or commission claimed by any party who claims to have been involved because of association with such party.

14.      AMENDMENTS; WAIVERS.

         This Agreement constitutes the entire agreement of the parties related to the subject matter of this Agreement, supersedes all prior or contemporary agreements, representations, warranties, covenants, and understandings of the parties. This Agreement may not be amended, nor shall any waiver, change, modification, consent, or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent, or discharge is sought.

         Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation, or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of such term, condition, or breach of covenant, representation, or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or of any other provision hereof; and no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.

15.      ASSIGNMENT; SUCCESSORS AND ASSIGNS.

         This Agreement shall not be assignable by any party without the written consent of the others. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16.      SEVERABILITY.

         If any provision or provisions of this Agreement shall be, or shall be found to be, invalid, inoperative, or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative, or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative, or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative, and enforceable to the maximum extent permitted in such jurisdiction or in such case.

17.      COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

18.      SECTION AND OTHER HEADINGS.

         The headings contained in this Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of this Agreement.

19.      NOTICES.

         All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, certified mail, return receipt requested:

                  (a)      TO SELLERS:  If to Sellers:

                           c/o Select Property Investments, LLC
                           4012 S. Rainbow Blvd, Ste 111
                           Las Vegas, Nevada 89103-2010

                  (b)      TO PURCHASER:  If to Purchaser, to:

                           1920 Main Street, Suite 1020
                           Irvine, CA 92714



                           with a copy to:

                           David Wagner & Associates, P.C.
                           Penthouse Suite
                           8400 East Prentice Ave.
                           Englewood, CO 80111

         and/or to such other person(s) and address(es) as either party shall have specified in writing to the other.

19.      GENDER.

         Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

20.      LAW TO GOVERN.

         This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of Nevada.

21.      COURTS.

         Any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located in Nevada as is provided by law; and the parties consent to the jurisdiction of the court or courts located in Nevada and to service of process by registered mail, return receipt requested, or in any other manner provided by law.

         IN WITNESS WHEREOF, Sellers and Purchaser have caused this Agreement to be executed as of the date first above written.

                                   [PURCHASER]
                                   SEYCHELLE ENVIRONMENTAL TECHNOLOGIES, INC.


                                   By: /////Signed/////
                                       ----------------------------------------
                                   Name: DuSean Berkich
                                         --------------------------------------
                                   Title: President
                                          -------------------------------------


                                   [SELLERS]
                                   SELECT PROPERTY INVESTMENTS, LLC
                                   By: ////Signed////
                                       ----------------------------------------
                                   Name: Carl Palmer
                                         --------------------------------------
                                   Title: Manager
                                          -------------------------------------


                                   THE TAM IRREVOCABLE TRUST



                                   By: ////Signed////
                                       ----------------------------------------
                                   Name: Carl Palmer
                                         --------------------------------------
                                   Title: Trustee
                                          -------------------------------------

                                    EXHIBIT A

Certain Defined Terms

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), as amended or supplemented from time to time.

         "Contaminant" means any waste, pollutant, hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, petroleum, or petroleum-derived substance or waste, or any constituent of any such pollutant material, substance or waste, including, without limitation, any pollutant material, substance, or waste regulated under any Environmental Law.

         "Environmental Laws" means all federal, state, local, and foreign laws or regulations, codes, orders, decrees, judgments, or injunctions issued, promulgated, approved, or entered thereunder relating to pollution or protection of the environment or occupational health and safety, including, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances, materials, or wastes (including, without limitation, oil, asbestos, and radiation) into the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals or industrial, toxic, or hazardous substances, material, or wastes. Environmental Laws shall include, without limitation, CERCLA, the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et seq.), the Medical Waste Tracking Act of 1988, Pub. L. No. 100-582, 102 Stat. 2950 (1988), as such laws have been amended or supplemented from time to time, and any analogous future federal, or present or future state, local, or foreign, statutes, ordinances, or bylaws.

         "Environmental Liabilities and Costs" means, as to the Sellers, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any corporation, partnership, trust, individual, or other entity ("Person"), whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any Environmental Law, permit, order, approval, authorization, license, variance, or agreement with a federal, state, or local governmental authority or other person, arising from environmental, health, or safety conditions or a Release or threatened Release resulting from the past operations of the Sellers (or any of its predecessors in interest), or any release for which the Sellers are otherwise responsible under any Environmental Law.

         "Environmental Lien" means any lien or similar interest in favor of any federal, state, or local governmental authority for Environmental Liabilities and Costs.

         "Release" means, as to the Sellers, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, emptying, escaping, dumping, discarding, leaching, or migration of a Contaminant into the indoor or outdoor environment or into or out of any property owned, leased, or controlled by Sellers, including, without limitation, the movement of Contaminants through or in the air, soil, surface water, groundwater, or property, including, without limitation, the abandonment or discarding of barrels, containers, and other closed receptacles containing any contaminant.

         "Remedial Action" means all actions necessary to (i) clean up, remove, treat, or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent a Release or condition that is reasonably likely to result in a Release or minimize further release of Contaminants so they do not migrate or endanger or threaten to endanger present or future public health or welfare or the indoor or outdoor environment, or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

                               DISCLOSURE SCHEDULE


SCHEDULE OF ASSETS

         I.       Home Savings - General Operation Account
                  (See Exhibit "A") Copy of Account Status as of 2/18/98

         II.      Investments - Cash $65,000

         III. Accounts Receivable (See Exhibit "B") - Report of Accounts Receivable run 2/20/98 showing 2/28/98 end.

         IV. Inventory (See Exhibit "C") - Report of all Inventory on hand run 2/20/98 reports to 2/28/98.

         V.       Property and Equipment
                  Tooling:
                           Pump n'Pure housing - injection mold;
                           Filters - 3 18 cavity 1 1/4" x 2 1/2", check valve filter, aqua mist primary filter;
                           Bottle cap and poppet;
                           Bottles - 18 oz, 30 oz bottoms-up, 32 oz, canteen, and baby bottle, Adapter; check valve; baby bottle adapter; adapter/bottoms-up; designer cap; counter-top housing; All silk-screen artwork (2 dozen private labels)

                  Vehicles:
                           1996 Plymouth Breeze - automatic
                           1995 Chevrolet Tahoe - 4x4/auto

                  Furniture & Fixtures:
                           2 - oak coffee tables, 1 - oak sofa table, 1 small couch, 1 - glass reception desk, 4-6 various executive chairs, 3 - wall display panels, 1 - refrigerator, 1 - coffee pot, 1 - microwave, 1 - storage cabinet, 1 - executive desk and return, 2 - office desks, 1 - HON sectional desk system, 1 - computer desk, 2 - desk lights, 4 - 2 drawer filing cabinets, 2 - 4 drawer file cabinets, 1 small supply cabinet, 1 - 2 piece wall unit, 1 - bookcase, misc.

                  Shop Equipment:
                           1 - bagging machine, 1 - air compressor, 2 - production carts, 5 - 8'steel rack systems, 2 - 10' production tables, 2 portable production tables, 2 - glue pots, 4 - glue guns, 2 - motorized glue stations, 1 - drill press, 1 - shop scale, 1 - shipping table, 1 - packing table, 2 - tape guns, packing tape, 1 - socket set, 1 - hand-truck, miscellaneous manual and electrical hand-tools, chairs, light fixtures, heaters.

                  Computer Equipment:

                           1 - 386 computer, 1 - Pentium 486 PC to include software: Peachtree, Corel Draw, MS Word, Excel...; 1- NEC laser printer, 1 - dot matrix continuous feed printer, 1 - Panasonic plain paper fax machine, 2 - 2 line phones, 2 - portable phones, 1 - Kyocera laser printer.

         VI.      Business Goodwill and going concern value.

         VII. Trade secret - All process, design, production and use technology including contracts: confidentiality, source of supply, and exclusive manufacturing agreements (Exhibit "F").

         VIII.    Trademark (See Exhibit "D") - copy of U.S. Dept. of Comm. -
                  TM.

         IX. Patent - all right, title and interest in and to United States Patent Application SN08/813,286 "Portable water filtration system and method" filed 12-23-96, and all related domestic or international rights (case #96567) (See Exhibit "E") - copy of patent pending.

         X. Insurance Policy - Essex Insurance Company; Policy #3CB2904 (See Exhibit "F") - copy of policy.

         XI. Assigned Contracts - refer to VII above. (See Exhibit "G") - copies of each supplier contract Kx, Barneby Sut Cliff, Interflo, Englehard.

         XII.     All Product Drawing & Designs - on file.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE PURCHASE
         AGREEMENT OF WHICH THIS SCHEDULE FORMS A PART, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE INTELLECTUAL PROPERTY AND RELATED RIGHTS OF THE SELLERS CONVEYED HEREBY DOES NOT INCLUDE ALL OR ANY PART OF THE INVENTIONS, CONCEPTS OR OTHER INTELLECTUAL PROPERTY RIGHTS DEVELOPED BY CARL AND MICHELLE PALMER, COMMONLY REFERRED TO AS THE "BABY BOTTLE" AND "POINT OF ENTRY" CONCEPTS, THE "BOTTOMS UP" DESIGN CONCEPT AND PATENT APPLICATION ("BOTTOMS-UP" DESIGN/UTILITY APPLICATION FEBRUARY 17,
         1998), OR THE STERILIZATION PRODUCT LINE.

Listing of Assigned Contracts:

None.

Listing of Liens Affecting the Assets:

None.


Disclosure regarding Financial Statements:

The Parties agree to accept the financial statements as presented and accept any deviations therein from compliance with GAAP standards.


                             SCHEDULE OF LIABILITIES


         I.       Accounts Payable, including without limitation
                  (See Exhibit "H").












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